NEWS RELEASE
                                FOR MORE INFORMATION CONTACT
                                Shirley B. Kessler
                                President and
                                Chief Executive Officer
                                -----------------------
                                FOR IMMEDIATE RELEASE
                                (618) 395-8676

                  COMMUNITY FINANCIAL CORP.
        TO ACQUIRE MIDAMERICA BANK OF ST. CLAIR COUNTY

     Olney, Illinois - June 25, 1997. Community Financial Corp. (Nasdaq.nms: CFIC), the holding company for Community Bank & Trust, N.A. and American Bank of Illinois in Highland, and MidAmerica Bank of St. Clair County, announced today that they have signed an agreement pursuant to which Community Financial Corp. will acquire MidAmerica Bank of St. Clair County for a cash purchase price currently estimated to be $5.6 million.

     MidAmerica Bank of St. Clair County has one office, located in O'Fallon, Illinois, with total assets of $16 million. It is anticipated that the bank will remain as a separate bank subsid iary of Community Financial Corp. following the acquisition. Most of the existing Directors of MidAmerica Bank have agreed to continue to serve as Directors following the transaction. All staff members will be retained to ensure the high level of service the customers have come to expect.

     "Community Financial Corp. is very enthusiastic about its agreement to purchase MidAmerica Bank of St. Clair County," stated Shirley B. Kessler, President of Community Financial Corp. "We are excited about the growth potential this market holds and the opportunity to offer our existing products to new customers."

     Norman Backues, Chairman of MidAmerica Bank of St. Clair County, said, "We believe that affiliation with Community Finan cial Corp. will enable us to enhance our product offerings and better serve our communities. Community Bank & Trust provides the same kind of personal service that has been the foundation of our growth. We are confident that our customers will benefit from this affiliation."

     The acquisition would result in consolidated assets for Community Financial Corp. of approximately $230 million, consoli dated loans of approximately $143 million and consolidated deposits of approximately $170 million. The acquisition is expected to be completed in the fourth quarter of 1997 and is subject to various conditions, including regulatory approval and the approval of the shareholders of MidAmerica Bank of St. Clair County.

     Community Financial Corp. is the bank holding company for Community Bank & Trust, N.A. and American Bank of Illinois in Highland. Community Bank & Trust, N.A. operates five offices serving Richland, Coles, Jasper, Lawrence, and Wayne Counties in Southeastern Illinois, and American Bank of Illinois operates two offices in Highland and Pocahantas, Illinois.